Exhibit 99.1

For Immediate Release

LL FLOORING REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

RICHMOND, Va., May 8, 2024 – LL Flooring Holdings, Inc. ("LL Flooring" or "Company") (NYSE: LL), a leading specialty retailer of flooring in the U.S., today announced financial results for the quarter ended March 31, 2024.

"First quarter business conditions remain difficult as we continue to experience the impact of weaker home sales, elevated interest rates and inflation, which have led to softness in home improvement, remodel and big ticket discretionary spending. We reported comparable store sales down 21.5% as we saw continued declines in traffic and lower average project sizes from our consumer and Pro customers. Despite external headwinds, we are focused on our ability to deliver the high-touch service of an independent flooring retailer combined with the value, assortment, and convenience of a national brand," said President and Chief Executive Officer Charles Tyson.

Tyson continued "The challenging macroeconomic factors have pushed home improvement spend per housing unit below its 50-year average, impacting the remodel industry. The leading indicators continue to predict that spending on remodel activity will remain challenged through the full year. However, the long-term tailwinds regarding home improvement spending remain driven by aging housing stock, increased household formation and rising home values. To that end, we remain focused on executing on our strategic initiatives that we believe will have LL Flooring well positioned in the marketplace when the cycle for home improvement spending normalizes."

First Quarter Financial Highlights

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Net sales of $188.5 million decreased $52.2 million, or 21.7%, versus the first quarter of 2023, driven by lower transaction counts and average ticket size in both the Pro and Consumer channels as a result of continued headwinds from the difficult macroeconomic environment and ongoing brand awareness challenges.
•
Total comparable store sales decreased 21.5% versus the same period last year.
•
Gross margin increased 120 basis points to 37.8% and adjusted gross margin1 decreased 40 basis points to 37.1% compared to the first quarter of last year. The increase in gross margin was primarily driven by vinyl cost recoveries associated with Uyghur Forced Labor Prevention Act ("UFLPA"), lower transportation costs as inbound container costs have come down, partially offset by higher vinyl sourcing costs as we increased sourcing from domestic vendors and lower average selling price due to challenges with industry driven pricing pressure. The decrease in adjusted gross margin1 is primarily driven by lower average selling price due to challenges with industry driven pricing pressures.
•
SG&A expense as a percentage of net sales was 52.3% and adjusted SG&A1 as a percentage of net sales was 52.3% compared to an SG&A, and adjusted SG&A1, as a percentage of net sales of 42.0% and 41.9%, respectively, in the first quarter of last year. The increases in both SG&A, and adjusted SG&A1, as a percentage of net sales were due primarily to expense deleverage from lower sales volumes.
•
Operating margin loss was 14.5% compared to an operating margin loss of 5.5% in the first quarter of last year. Adjusted operating margin loss1 was 15.2% compared to an adjusted operating margin loss1 of 4.5% in the first quarter of last year.
•
Loss per diluted share increased $0.63 to $1.00 and adjusted loss per diluted share1 increased $0.73 to $1.04 compared to the first quarter of last year.
•
We've continued to evaluate our store portfolio, resulting in the closure of two stores during the first quarter, bringing our total store portfolio to 435 stores as of March 31, 2024.

1Please refer to the "Non-GAAP and Other Information" section and the GAAP to non-GAAP reconciliation tables below for more information.

Cash Flow & Liquidity

As of March 31, 2024, the Company had liquidity of $63.3 million, consisting of excess availability under its Credit Agreement of $57.3 million, and cash and cash equivalents of $6.0 million.

During the first three months of 2024, the Company used $23.7 million in cash flows from operating activities primarily driven by our net losses in the quarter.

2024 Business Outlook

The Company continues to navigate uncertainty in the macroeconomic environment due to low consumer confidence, inflation, a volatile interest and mortgage rate environment and continued declines in existing home sales. As a result, the Company is not providing financial guidance at this time.

The Company is, however, providing the following commentary:

•
In terms of our sales outlook for 2024, while we strongly believe that our strategic initiatives of our CRM and Pro initiatives will improve the customer experience and help drive traffic to stores, our visibility is limited as to when the macroeconomic environment will normalize.
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Adjusted gross margins1 are expected to maintain year-over-year, driven primarily by potential reductions in transportation costs, offset by higher vinyl sourcing costs as we increased sourcing from domestic vendors and lower average selling price due to industry pricing pressure as input costs have declined compared to last year. The Company will continue to monitor the competitive pricing environment to inform its pricing and promotion strategies.
•
SG&A dollar spend is expected to decrease for the full year primarily due to management's strategic review of our cost structure.
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Capital expenditures of approximately $13 million in 2024, primarily related to our strategic initiatives such as the rollout of carpet, and maintenance capital investments.
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We are pursuing a potential sale leaseback of our approximately 1 million square foot Sandston, VA Distribution Center, which is in a highly desirable location. This action, along with our Dallas distribution center, positions us to execute on our long-term supply chain network strategy by optimizing our distribution footprint and will provide additional liquidity for the Company.

1 Please refer to the "Non-GAAP and Other Information" section and the GAAP to non-GAAP reconciliation tables below for more information.

Learn More about LL Flooring

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Our commitment to quality, compliance, the communities we serve and corporate giving: https://llflooring.com/corp/quality.html
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Follow us on social media: Facebook, Instagram and Twitter.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on May 8, 2024, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (833) 470-1428 or (404) 975-4839 and entering pin number 387152. You may also use this website https://events.q4inc.com/attendee/546341559 in lieu of speaking to an operator. A replay will be available approximately two hours after the call ends through May 15, 2024 and may be accessed by dialing (929) 458-6194 and entering pin number 430159. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, www.LLFlooring.com.

About LL Flooring

LL Flooring is one of the country’s leading specialty retailers of hard-surface flooring with 435 stores nationwide. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard and soft surface floors featuring a range of quality styles and on-trend designs. LL Flooring's online tools also help empower customers to find the right solution for the space they've envisioned. LL Flooring's extensive selection includes waterproof hybrid resilient, waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. LL Flooring stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring's products, the majority of which is in stock and ready for delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute "forward-looking statements" within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "assumes," "believes," "thinks," "estimates," "seeks," "predicts," "could," "projects," "targets," "potential," "will likely result," and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" section of the Company’s annual report on Form 10-K for the year ended December 31, 2023, and the Company’s other filings with the Securities and Exchange Commission ("SEC"). Such filings are available on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at https://investors.llflooring.com.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures in the body of this press release and in the supplemental tables at the end of the release: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a Percentage of Net Sales; (v) Adjusted Operating Loss; (vi) Adjusted Operating Loss; (vii) Adjusted Other Expense; (viii) Adjusted Other Expense as a Percentage of Net Sales; (ix) Adjusted Loss; and (x) Adjusted Loss per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because we believe the non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, These measures provide an additional tool for investors to use in evaluating our ongoing operating performance, and management, in certain cases, uses them to determine incentive compensation. The presented non-GAAP financial measures exclude items that management does not believe reflect our core operating performance, which include incremental costs of sales and associated legal costs related to disruptions to supply chain and other trade regulations and changes in antidumping and countervailing duties, as such items are outside of our control or due to their inherent unusual, non-operating, unpredictable, non-routine, or non-cash nature. Reconciliations of these non-GAAP financial measures are provided on the pages that follow.

Reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items. The Company is not able to provide reconciliations of such forward-looking non-GAAP financial measures because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted. Because of those challenges, reconciliations of such forward-looking non-GAAP financial measures are not available without unreasonable effort.

For further information contact:

LL Flooring Investor Relations

ICR

Bruce Williams

ir@llflooring.com

Tel: 804-420-9801

(Tables Follow)

LL Flooring Holdings, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

In Thousands

	March 31,	December 31,
	2024	2023
Assets
Current Assets:
Cash and Cash Equivalents	$5,968	$8,772
Merchandise Inventories, Net	248,271	265,290
Prepaid Expenses	7,889	5,658
Other Current Assets	9,167	8,473
Total Current Assets	271,295	288,193
Property and Equipment, Net	99,518	100,490
Operating Lease Right-of-Use Assets	146,713	141,210
Other Assets	5,568	5,681
Total Assets	$523,094	$535,574

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$50,686	$67,195
Customer Deposits and Store Credits	41,926	39,468
Accrued Compensation	6,043	6,915
Sales and Income Tax Liabilities	2,273	2,103
Accrual for Legal Matters and Settlements	14,321	15,344
Operating Lease Liabilities - Current	32,083	31,815
Other Current Liabilities	27,279	24,382
Total Current Liabilities	174,611	187,222
Other Long-Term Liabilities	8,332	8,391
Operating Lease Liabilities - Long-Term	121,668	116,651
Credit Agreement	89,000	66,000
Total Liabilities	393,611	378,264

Commitments and Contingencies

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 31,389 and 30,983 shares issued and 29,118 and 28,849 shares outstanding at March 31, 2024 and December 31, 2023, respectively)	31	31
Treasury Stock, at cost (2,271 and 2,134 shares, respectively)	(153,877)	(153,617)
Additional Capital	238,251	236,848
Retained Earnings	45,078	74,048
Total Stockholders’ Equity	129,483	157,310
Total Liabilities and Stockholders’ Equity	$523,094	$535,574

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

In Thousands, Except Per Share Data

	Three Months Ended March 31,
	2024	2023

Net Sales
Net Merchandise Sales	$164,715	$210,497
Net Services Sales	23,775	30,201
Total Net Sales	188,490	240,698
Cost of Sales
Cost of Merchandise Sold	96,711	128,397
Cost of Services Sold	20,606	24,301
Total Cost of Sales	117,317	152,698
Gross Profit	71,173	88,000
Selling, General and Administrative Expenses	98,565	101,185
Operating Loss	(27,392)	(13,185)
Other Expense	1,526	1,159
Loss Before Income Taxes	(28,918)	(14,344)
Income Tax Expense (Benefit)	52	(3,759)
Net Loss and Comprehensive Loss	$(28,970)	$(10,585)

Net Loss per Common Share—Basic	$(1.00)	$(0.37)
Net Loss per Common Share—Diluted	$(1.00)	$(0.37)

Weighted Average Common Shares Outstanding:
Basic	28,896	28,717
Diluted	28,896	28,717

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

In Thousands

	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities:
Net Loss	$(28,970)	$(10,585)
Adjustments to Reconcile Net Loss:
Depreciation and Amortization	4,761	4,669
Deferred Income Taxes (Benefit) Provision	—	(3,836)
Income on Redeemed Vouchers for Legal Settlements	(377)	(253)
Stock-Based Compensation Expense	1,404	1,051
Provision for Inventory Obsolescence Reserves	746	572
(Gain) Loss on Disposal of Fixed Assets	(6)	—
Changes in Operating Assets and Liabilities:
Merchandise Inventories	15,647	23,574
Accounts Payable	(18,438)	8,045
Customer Deposits and Store Credits	2,458	2,793
Prepaid Expenses and Other Current Assets	(2,925)	1,826
Accrued Compensation	(872)	(2,641)
Accrual (Payment) for Legal Matters and Settlements	(20)	—
Other Assets and Liabilities	2,903	934
Net Cash (Used in) Provided by Operating Activities	(23,689)	26,149
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(1,861)	(4,741)
Other Investing Activities	6	—
Net Cash Used in Investing Activities	(1,855)	(4,741)
Cash Flows from Financing Activities:
Borrowings on Credit Agreement	93,000	66,000
Payments on Credit Agreement	(70,000)	(91,000)
Common Stock Repurchased	(260)	(231)
Net Cash Provided by (Used in) Financing Activities	22,740	(25,231)
Net Decrease in Cash and Cash Equivalents	(2,804)	(3,823)
Cash and Cash Equivalents, Beginning of Period	8,772	10,800
Cash and Cash Equivalents, End of Period	$5,968	$6,977

Supplemental Disclosure of Non-Cash Operating and Financing Activities:
Cash paid for interest	$1,823	$1,163
Relief of Inventory for Vouchers Redeemed for Legal Settlements	$626	$412
Tenant Improvement Allowance for Leases	—	(66)

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended March 31,
	2024		2023
	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
Gross Profit/Margin, as reported (GAAP)	$71,173	37.8%	$88,000	36.6%

Vinyl Charges[1]	(1,304)	(0.7)%	2,138	0.9%
Adjustment Items Subtotal	(1,304)	(0.7)%	2,138	0.9%

Adjusted Gross Profit/Margin (non-GAAP measures)	$69,869	37.1%	$90,138	37.5%

1 This amount represents costs (recoveries) related to CBP detentions on flooring products that contain PVC as a consequence of the UFLPA. In the first quarter of 2024, we recovered charges previously incurred from vendors for vinyl flooring products affected under the UFLPA.

Items impacting SG&A with comparisons to the prior-year periods include:

	Three Months Ended March 31,
	2024		2023
	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
SG&A, as reported (GAAP)	$98,565	52.3%	$101,184	42.0%

Legal and Professional Fees[1]	—	0.0%	280	0.1%

Adjusted SG&A (a non-GAAP measure)	$98,565	52.3%	$100,904	41.9%

1 This amount represents incremental legal and professional fees charged to earnings related to the vinyl CBP detentions. This does not include all legal costs incurred by the Company.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

Items impacting operating (loss) income and operating margin with comparisons to the prior-year periods include:

	Three Months Ended March 31,
	2024		2023
	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
Operating Loss, as reported (GAAP)	$(27,392)	(14.5)%	$(13,185)	(5.5)%

Gross Profit/Margin Adjustment Items:
Vinyl Charges[1]	(1,304)	(0.7)%	2,138	0.9%
Gross Profit/Margin Adjustment Items Subtotal	(1,304)	(0.7)%	2,138	0.9%

SG&A Adjustment Items:
Legal and Professional Fees[2]	—	0.0%	280	0.1%

Adjusted Operating Loss / Margin (a non-GAAP measure)	$(28,696)	(15.2)%	$(10,767)	(4.5)%

1,2 See the Gross Profit/Margin and SG&A sections above for more detailed explanations of these individual items.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

Items impacting loss per diluted share with comparisons to the prior-year periods include:

	Three Months Ended March 31,
	2024	2023
	(in thousands, except per share data)
Net Loss, as reported (GAAP)	$(28,970)	$(10,585)
Net Loss per Diluted Share (GAAP)	$(1.00)	$(0.37)

Gross Profit/Margin Adjustment Items:
Vinyl Charges[1]	(1,304)	2,138
Gross Profit/Margin Adjustment Items Subtotal	(1,304)	2,138

SG&A Adjustment Items:
Legal and Professional Fees[2]	—	280
SG&A Adjustment Items Subtotal	—	280

Income Tax Adjustment[3]	333	(636)

Adjusted Loss	$(29,941)	$(8,803)
Adjusted Loss per Diluted Share (a non-GAAP measure)	$(1.04)	$(0.31)

1,2 See the Gross Profit/Margin, SG&A and Other Expense sections above for more detailed explanations of these individual items.

3 Income tax adjustment is defined as the sum of Gross Profit/Margin, SG&A, and Other Expense adjustment items multiplied by the Company’s federal incremental rate, which was 25.6% and 26.3% for the three month period ended March 31, 2024 and 2023, respectively.